Exhibit 99.1

For More Information, Contact:

Aileen Osborn	Rob Whetstone/Wade Huckabee
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com

QAD Announces Fiscal 2006 Third Quarter Financial Results

Carpinteria, Calif. — November 17, 2005 — QAD Inc. (NASDAQ:QADI) today reported financial results for the fiscal 2006 third quarter and nine-month period ended October 31, 2005.  Reported results are in line with the preliminary figures released earlier in the month.

For the fiscal 2006 third quarter, QAD posted total revenue of $51.4 million compared with  $55.5 million in the same prior-year period.  License revenue for the most recent quarter was $10.1 million versus $13.9 million last year.  Maintenance and other revenue was $29.3 million compared with $28.3 million in the third quarter of last year.  Services revenue was $12.0 million versus $13.2 million last year.

Net income for the fiscal 2006 third quarter was $2.7 million, equal to $0.08 per diluted share, compared with $3.1 million, equal to $0.09 per diluted share, in the comparable period last year.  Net income in the most recent quarter includes a $0.5 million pre-tax benefit from an insurance settlement as well as a $0.4 million one-time tax benefit that when combined equate to $0.02 per diluted share, net of tax.

Gross margin for the most recent quarter and the same period last year was 59%.  Total operating expenses were $27.5 million in the fiscal 2006 third quarter compared with $27.8 million in the comparable period last year.

“We experienced a shortfall in license revenue this quarter related to industry challenges in one of our core verticals, the automotive sector, coupled with slower decision cycles across all verticals,” said Karl Lopker, chief executive officer.  “During the quarter, we continued to dedicate significant effort to revamping our EMEA operations with a new management and sales team that we anticipate will reinvigorate our operations in the region.  Our efforts are focused on building our pipeline by further augmenting our sales team and effectively differentiating QAD’s expertise in the vertical markets we serve.”

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QAD’s cash and equivalents balance at October 31, 2005 was $52.8 million.  Cash flow provided by operations for the fiscal 2006 third quarter was $5.2 million.

For the nine-month period ended October 31, 2005, total revenue was $165.4 million compared with $170.5 million for the first nine months of fiscal 2005.  Net income for the nine-month period was $9.0 million, equal to $0.27 per diluted share, compared with net income of $10.7 million for the first nine months of last year, equal to $0.30 per diluted share.  Results for the nine-month periods include tax benefits of $0.8 million, or $0.02 per diluted share, in fiscal 2006 compared with $1.3 million, or $0.04 per diluted share, in fiscal 2005.

Recent Highlights

•      In the fiscal 2006 third quarter, QAD received orders from 9 customers representing more than $500,000 each in combined license, support and services billings, including 4 orders in excess of $1 million;

•      In the quarter, QAD sold licenses to global manufacturers in its six vertical markets, including Atlas Copco, Bakery Chef, Casco Products, David Yurman, Druck Holdings, Ford Motor Company, Kleenmaid, Laerdal Medical, Moog, Vita-Tech International and Yamaha Motor;

•      QAD entered into a strategic partnership with Sterling Commerce to offer customers an end-to-end solution for B2B ecommerce including communications, translation, application integration, business process management and business activity management.  The QAD Total eCommerce Solution leverages our history of working with Sterling Commerce and continues our commitment to resolving real-world manufacturing challenges with expertise, products and services;

•      QAD’s Explore EMEA User Conference, held from November 14-16 in Munich, Germany, hosted nearly 400 attendees representing 200 companies from 30 different countries.  The forum enabled customers to learn how colleagues are solving technical and business issues, receive practical information to gain maximum benefit from QAD solutions, interact on a one-to-one basis with QAD solutions experts and attend a wide range of practical learning sessions;

•      QAD hosted its Greater China User Conference in Lijiang, China, on November 7-8 where more than 350 attendees from the manufacturing industries of Hong Kong, Macao and mainland China gathered to discuss the status and future development of China’s ERP market, as well as an outlook on manufacturing in Asia;

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•      In early November, QAD hosted its Thailand User Day in Bangkok, Thailand, with 380 attendees, including company and industry experts focused on addressing users’ needs and ERP deployment aspirations.

Business Outlook

QAD anticipates posting full-year fiscal 2006 revenue of between $220 million and $225 million and earnings in the range of $0.35 to $0.42 per diluted share, assuming an effective tax rate of 23%.  The company noted that these projections are subject to various risks, including, among other factors, the environment for information technology investment and other global economic dynamics.

Investor Conference Call

QAD management will host an investor conference call today at 2:00 p.m. PST (5:00 p.m. EST) to review the company’s financial results and operations for the fiscal 2006 third quarter and nine-month period.  The conference call will be webcast live and accessible on the investor relations section of QAD’s Web site at www.qad.com/company/ir, where it will be available for approximately one year.

About QAD Inc.

QAD is a leading provider of enterprise applications for global manufacturing companies.  QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time.  Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,300 licensed sites in more than 90 countries and in as many as 27 languages.  For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com.  “QAD” is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements.  These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the

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company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; general economic conditions; exchange rate fluctuations; and, the global political environment.  In addition, revenue and earnings in the enterprise resource planning (ERP) software industry is subject to fluctuations.  Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter.  Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance.  For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2005 ended January 31, 2005.

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QAD Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Revenue:
License fees	$10,066	$13,892	$40,233	$42,497
Maintenance and other	29,297	28,348	87,400	84,857
Services	12,049	13,213	37,805	43,126
Total revenue	51,412	55,453	165,438	170,480
Cost of revenue:
Cost of license fees	1,604	2,212	5,852	6,059
Cost of maintenance, service and other revenue	19,425	20,274	60,093	62,673
Total cost of revenue	21,029	22,486	65,945	68,732
Gross profit	30,383	32,967	99,493	101,748
Operating expenses:
Sales and marketing	13,818	12,879	45,636	42,973
Research and development	7,302	7,829	23,644	25,444
General and administrative	6,315	6,931	19,573	19,579
Amortization of intangibles from acquisitions	51	150	237	402
Total operating expenses	27,486	27,789	89,090	88,398
Operating income	2,897	5,178	10,403	13,350
Other (income) expense:
Interest income	(334)	(193)	(993)	(518)
Interest expense	336	564	1,240	1,315
Other (income) expense, net	(350)	641	(1,345)	453
Total other (income) expense	(348)	1,012	(1,098)	1,250
Income before income taxes	3,245	4,166	11,501	12,100
Income tax expense	557	1,050	2,463	1,425
Net income	$2,688	$3,116	$9,038	$10,675

Basic net income per share	$0.08	$0.09	$0.28	$0.31
Diluted net income per share	$0.08	$0.09	$0.27	$0.30

Basic weighted shares	32,236	33,935	32,798	34,025
Diluted weighted shares	33,078	34,841	33,680	35,321

QAD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2005	January 31, 2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$52,797	$55,289
Marketable securities	—	13,000
Accounts receivable, net	38,509	63,145
Other current assets	11,095	13,785
Total current assets	102,401	145,219

Property and equipment, net	40,956	39,701
Capitalized software costs, net	5,499	2,791
Goodwill	10,568	11,552
Other assets, net	8,490	7,830

Total assets	$167,914	$207,093

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$238	$1,725
Accounts payable and other current liabilities	37,507	45,130
Deferred revenue	54,440	70,805
Total current liabilities	92,185	117,660

Long-term debt	17,603	23,911
Other liabilities	1,501	1,485

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	119,570	119,533
Treasury stock	(21,507)	(9,668)
Accumulated deficit	(34,288)	(40,154)
Unearned compensation - restricted stock	(330)	(440)
Accumulated other comprehensive loss	(6,855)	(5,269)
Total stockholders’ equity	56,625	64,037

Total liabilities and stockholders’ equity	$167,914	$207,093

QAD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2005	2004

Net cash provided by operating activities	$18,029	$9,043

Cash flows from investing activities:
Purchase of property and equipment	(5,912)	(9,042)
Capitalized software costs	(2,845)	(787)
Acquisitions of businesses, net of cash acquired	—	(766)
Proceeds from sale of marketable securities	13,000	—
Proceeds from sale of property and equipment	43	29
Net cash provided by (used in) investing activities	4,286	(10,566)

Cash flows from financing activities:
Proceeds from construction loan	—	3,870
Repayment of construction loan	—	(14,338)
Repayments of long-term debt	(7,794)	(1,189)
Proceeds from issuance of common stock	2,236	2,520
Proceeds from notes payable, net of fees	—	17,843
Repurchase of common stock	(14,800)	(5,581)
Dividends paid	(2,450)	(4,277)
Net cash used in financing activities	(22,808)	(1,152)

Effect of exchange rates on cash and equivalents	(1,999)	387
Net decrease in cash and equivalents	(2,492)	(2,288)
Cash and equivalents at beginning of period	55,289	46,784

Cash and equivalents at end of period	$52,797	$44,496